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                                                                       EXHIBIT 3

                    FORM OF AMENDMENT TO SEVERANCE AGREEMENT

     FORM OF AMENDMENT TO SEVERANCE AGREEMENT, entered into as of June __, 1999 ("Amendment"), to Severance Agreement, dated as of February 23, 1998 (the "Agreement"), as amended on September 18, 1998 and October 27, 1998, by and between Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), and ____________ ("Executive").

     Company and Executive hereby agree, pursuant to Section 17 of the Agreement for and in consideration of the premises and the mutual covenants and agreements contained herein, to amend the Agreement in the following respects:

     1. Paragraph 3 of the Agreement is hereby amended by the addition of the following at the end thereof:

     If the Company has entered into an agreement and the consummation of the transactions contemplated thereunder would result in a Change in Control, the notice referred to in the first sentence of this paragraph may not be given until the earlier of the consummation of such transactions and the date such agreement is terminated.

     2. Defined terms used in this Agreement shall have the meanings assigned to them in the Agreement.

     3.   The Agreement is only amended as expressly set forth herein.

     EXECUTED as of the day and year first above written by the undersigned duly authorized officer of the Company and the Executive.

Global Industrial Technologies


By:                                      By:
     -------------------------              -------------------------
          Rawles Fulgham                      [Name]
          Chairman                            [title]